TOY BIZ, INC. (NYSE: TBZ)

                     Toy Biz Reports Second Quarter Results

         NEW YORK, N.Y., July 24, 1996 - Toy Biz, Inc. (NYSE: TBZ) announced results for the second quarter ended June 30, 1996 - with net sales increasing to $45.8 million compared to $30.4 million in the year ago quarter and net income increasing to $4.6 million or $0.17 per share compared to $4.3 million or $0.16 per share in the year ago period.

         Joseph M. Ahearn, President and CEO, said sales increased as a result of the continued success of Toy Biz brand promotional dolls and activity toys in domestic markets and boys action figure toys in international markets. Gross profit increased by 24% to $22.9 million compared to $18.4 million in the year ago quarter. Similar to the first quarter, operating expenses increased compared to the year ago quarter due to the development and marketing of Toy Biz's expanded product line, the bulk of which is planned to ship in the second half of the year.

         Mr. Ahearn said domestic promotional doll sales increased nearly seven-fold to $11.3 million compared to the year ago quarter due to continued shipments of Baby Tumbles Surprise, the leading promotional doll of 1995 in unit sales, and shipments of new items in Toy Biz's 1996 promotional doll line. Domestic sales of activity toys more than tripled to $3.1 million compared to the year ago quarter due to continued sales of Spectra Star brand kites. International sales increased almost five times to $13.3 million compared to the year ago quarter primarily due to continued sales of Spider-Man and Hercules action figures and related toys, as distribution of the U.S. television series based on those characters continues to spread to additional world markets.

         Currently planned third quarter shipments are expected to include additional shipments related to Toy Biz's new promotional dolls for 1996, Toy Biz's Battle Builders entry into the boys vehicle and construction toy category, expansion of Toy Biz's activity toy line with shipments of 7-in-1 and 4-in-1 den game tables, and initial shipments of new Marvel action figures based on The Incredible Hulk, star of a new animated series on the United Paramount Network (UPN).

         Toy Biz, Inc. designs, markets and distributes new and traditional toys in the boys, girls, preschool, activity and electronic toy categories featuring major entertainment and consumer brand name properties under license from Apple, Coleman, Disney, Gerber, Henson, Marvel, MCA/Universal, Revlon and Sony.

                                     -END-

Contact:  Investor Relations:  Gary Fishman or David Pasquale at 212-685-6890

C/M: 11391.0007 388984.1
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                                 TOY BIZ, INC.

                  Condensed Consolidated Statements of Income

                     (In thousands, except per share data)

                                  (Unaudited)

                                                     Three months ended                Six months ended
                                                           June 30                          June 30

                                                      1996         1995               1996          1995
                                                    ---------   -----------        ----------    -------

Net sales                                          $45,814         $30,435          $84,183       $58,323

Cost of sales                                       22,939          12,015           42,672        25,413
                                                   -------        --------          -------       --------

Gross profit                                        22,875          18,420           41,511        32,910

Operating expenses:

         SG&A                                       12,961           9,145           24,330        16,862

         Depreciation & amortization                 2,442           2,294            4,586         3,989
                                                   -------        --------          -------       --------

         Total operating expenses                   15,403          11,439           28,916        20,851
                                                   -------        --------          -------       --------

Operating income                                     7,472           6,981           12,595        12,059

Interest (income) expense, net                       (184)           (346)            (350)         (113)
                                                   -------        --------          -------       --------

         Income before provision for                 7,656           7,327           12,945        12,172
         income taxes
         Provision for income taxes                  3,062           3,004            5,178         4,990
                                                   -------        --------          -------       --------

Net income                                          $4,594          $4,323           $7,767        $7,182
                                                    ======          ======           ======        ======

Earnings per share                                   $0.17           $0.16            $0.28         $0.27
                                                     =====           =====            =====         =====

Weighted average number of common
and common equivalent shares
outstanding (in thousands)                          27,134          27,000           27,168        27,017
                                                    ======          ======           ======        ======



C/M: 11391.0007 388984.1
                                                                 2